Exhibit 99.1

PRESS RELEASE

Mellanox Technologies, Ltd.

Press/Media Contact

Allyson Scott

McGrath/Power Public Relations and Communications

+1-408-727-0351

allysonscott@mcgrathpower.com

Investor Contact

Mellanox Technologies

+1-408-916-0024

ir@mellanox.com

Israel Press Contact

Sharon Levin

Gelbart Kahana Investor Relations

+972-3-6070567

sharonl@gk-biz.com

Mellanox Technologies Appoints Shai Cohen to its Board of Directors

Shai Cohen, Mellanox’s Co-Founder and Chief Operating Officer Joins the Board

SUNNYVALE, CA and YOKNEAM, ISRAEL — December 8, 2015 — Mellanox® Technologies, Ltd. (NASDAQ: MLNX), a leading supplier of high-performance, end-to-end interconnect solutions for data center servers and storage systems, today announced Shai Cohen has been appointed to the Company’s Board of Directors effective December 7, 2015.

Before announcing his retirement in April 2015, Shai Cohen, a co-founder of Mellanox, has served as Mellanox’s chief operating officer where he oversaw all internal operations, the production of Mellanox’s industry-leading suite of InfiniBand and Ethernet hardware and software solutions, and co-lead the company’s research and development. From September 1989 to May 1999, Mr. Cohen worked at Intel Corporation, where he was a senior staff member in the Pentium processors department and a circuit design manager at the cache controllers group. Mr. Cohen holds a Bachelor of Science in Electrical Engineering from the Technion — Israel Institute of Technology.

“Since the establishment of Mellanox, Shai built an amazing team and company that quickly became a leader in the industry,” said Eyal Waldman, president and CEO, Mellanox Technologies. “With intimate knowledge of the internal workings at Mellanox, Shai’s expertise is an invaluable and unique asset for the board. I’m very pleased to have Shai continue his contribution to Mellanox as one of the members of our board.”

“I am very proud of what this company has accomplished over the past 16 years, and to have been part of a team that has produced such groundbreaking products and technology leadership,” said Shai Cohen. “I am honored to join the board of directors and look forward to further contributing to Mellanox’s strategic initiatives, growth and success.”

About Mellanox
Mellanox Technologies is a leading supplier of end-to-end InfiniBand and Ethernet interconnect solutions and services for servers and storage. Mellanox interconnect solutions increase data center efficiency by providing the highest throughput and lowest latency, delivering data faster to applications and unlocking system performance capability. Mellanox offers a choice of fast interconnect products: adapters, switches, software, cables and silicon that accelerate application runtime and maximize business results for a wide range of markets including high-performance computing, enterprise data centers, Web 2.0, cloud, storage and financial services. More information is available at www.mellanox.com.

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Mellanox is a registered trademark of Mellanox Technologies, Ltd. All other trademarks are property of their respective owners.